Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Heritage Financial Group, Inc.

HeritageBank of the South 401(k) Plan

We consent to the incorporation by reference in Registration Statements No. 333-130291 and 333-171894 of Heritage Financial Group, Inc. on Form S-8 of our report dated June 29, 2015, appearing in this Annual Report on Form 11-K of HeritageBank of the South 401(k) Plan for the year ended December 31, 2014.

/s/Mauldin & Jenkins, LLC

Albany, Georgia June 29, 2015